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                                                                     EXHIBIT 12

                        FEDERAL PAPER BOARD COMPANY, INC.
                Computation of Ratio of Earnings to Fixed Charges
                                 (In thousands)

--------------------------------------------------------------------------------------------------------------------
                                                                              Fiscal Years

                                                       1994         1993          1992         1991           1990
--------------------------------------------------------------------------------------------------------------------

Income Before Taxes and
  Cumulative Effect of Accounting Change
  per Consolidated Statement of Income               $100,900     $ 26,300      $135,700     $144,200       $202,200

Add:

Interest on Indebtedness                               88,281       84,509        85,018       90,243         43,111
Amortization of Previously
   Capitalized Interest                                 8,528        8,221         7,656        6,716          4,354
Portion of Rents Representative
   of Interest Factor                                   7,817        7,433         8,316        9,451          9,835
                                                     --------     --------      --------     --------       --------
Income as Adjusted                                   $205,526     $126,463      $236,690     $250,610       $259,500
                                                     ========     ========      ========     ========       ========


Fixed Charges:

Interest on Indebtedness                             $ 88,281     $ 84,509      $ 85,018     $ 90,243       $ 43,111
Capitalized Interest                                    6,745        6,136        11,274       18,807         47,247
Portion of Rents Representative
   of Interest Factor                                   7,817        7,433         8,316        9,451          9,835
                                                     --------     --------      --------     --------       --------
       Fixed Charges                                 $102,843     $ 98,078      $104,608     $118,501       $100,193
                                                     ========     ========      ========     ========       ========
Ratio of Earnings to Fixed Charges                       2.00         1.29          2.26         2.11           2.59
                                                     ========     ========      ========     ========       ========


Note: Interest on indebtedness includes amortization of debenture discount and other debt related expenses.